UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
                                                            Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 19, 2008

BEST ENERGY SERVICES, INC.
(Exact name of registrant specified in its charter)
Nevada	000-53260	02-0789714
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1010 Lamar Street, 12th Floor, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code:	(713) 933-2600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02       Unregistered Sales of Equity Securities

On December 19, 2008, Best Energy Services, Inc. (the “Company”) granted a total of 1,645,000 options to purchase common stock. See Item 5.02 (e) for more detail.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)             On December 19, 2008, Mark G. Harrington, who had been serving as Chairman of the Board and interim Chief Executive Officer of the Company was elected as Chairman of the Board and Chief Executive Officer. Mr. Tony Bruce, who had been serving as interim President and Chief Operating Officer continues in that capacity. Please refer to Item 5.02 (e) for information relating to Mr. Harrington’s compensation. There was no change in Mr. Bruce's compensation other than the option grants described below.

(e)            On December 19, 2008, the Board of Directors of the Company granted options to purchase a total of 1,645,000 shares of the Company’s common stock pursuant to the Best Energy Services, Inc. 2008 Employee Long-Term Equity Incentive Plan. Each of the options is immediately vested, has a five-year term and has an exercise price of $0.25 per share which was equal to the closing price of the Company’s common stock on the OTC Electronic Bulletin Board on the date of grant. The following executive officers of the Company received the number of options set forth opposite their respective names.

Name                                                Position                                           Number of Options

Mark G. Harrington                 Chairman and CEO                                        800,000

Tony Bruce                               President and COO                                       300,000

The Board also set Mr. Harrington’s annual salary at $180,000. Mr. Harrington will also be entitled to a car allowance of $500 per month and to receive annual bonuses pursuant to certain objectives to be established by the Board of Directors.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1	Best Energy Services, Inc. 2008 Employee Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST ENERGY SERVICES, INC.

Date:	December 23, 2008	By:	/s/ Mark G. Harrington
Name: Mark G. Harrington Title: Chairman of the Board and CEO